Exhibit 10.18

SI-BONE, INC.

3055 OLIN AVENUE, SUITE 2200

SAN JOSE, CA 95128

June 19, 2016

Mr. Anthony J. Recupero

[Address intentionally omitted.]

RE: Employment Offer

Dear Tony:

We are pleased to offer you the position of Chief Commercial Officer with SI-BONE, Inc. (“SI-BONE” or “the Company”) We believe that you will bring great value to SI-BONE and that your knowledge, skills and experience will be an asset to the Company and will offer a mutually beneficial opportunity. We are excited about you joining our team and hope that you will accept our offer.

Position. Your title will be Chief Commercial Officer. This is a full time, exempt position. You will report directly to Jeffrey Dunn, President and CEO. We anticipate your start date will be July 5, 2016 or a mutually agreed upon date.

Cash Compensation. The Company will pay you a semi-monthly base salary of $13,125, equivalent to a yearly base of $315,000, subject to applicable withholdings. This salary will be subject to adjustment in the Company’s sole discretion. SI-BONE paydays are semi-monthly. Based on your role, you will be also be eligible under the Company’s 2016 Bonus Plan (“the Bonus Plan”) to receive up to an additional 40% of your base salary based on the achievement of certain corporate and individual goals. This Bonus Plan is available to you in your first full quarter with the Company and beyond. In the event of a dispute between the terms and conditions of this offer letter and the Bonus Plan, the Bonus Plan shall control.

Stock Options. You are also eligible to participate in the Company’s 2008 Stock Option Plan. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase a number of shares of the Company’s Common Stock equal to 0.7% of the Company’s fully diluted capitalization as of your first day of employment, with an exercise price equal to the fair market value of our Common Stock on the date of grant as determined by the Board of Directors. Subject in each case to your continuous service to the Company, you will vest in 25% of the shares on the one-year anniversary of your Start Date, and the balance of the shares will vest In equal monthly installments over the following 36 months. The option will be subject to the terms and conditions set forth in our 2008 Stock Option Plan and the applicable Stock Option Agreement.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Participation in the Company’s benefits programs are generally effective on the first day of the month following your date of hire, subject to the terms and conditions of specific benefit plan documentation. Human Resources will give you detailed benefits information during your new hire orientation.

Proprietary Information and Inventions Agreement. Your employment is contingent upon your execution of the Company’s Proprietary information and Inventions Agreement (“PIIA”), which is enclosed and should be signed and returned with this letter.

Employment Relationship. Please keep in mind that your employment with SI-BONE is at-will. This means that you are free to terminate your employment with SI-BONE at any time, with or without cause or advance notice. Likewise, SI-BONE has the right to terminate your employment, or otherwise discipline, transfer or demote you at any time, with or without cause, and with or without notice. This is the full and complete agreement between you and the Company on this term, and any contrary representations that may have been made to you are superseded by this letter. No one other than the Company CEO can alter this at-will arrangement and any such agreement must be in writing and must be signed by you and the CEO.

Severance. Notwithstanding the foregoing, you will be eligible for the severance benefits set forth on Exhibit A to this Agreement, subject to the terms and conditions of that Exhibit A, which is hereby incorporated by reference.

Tax Matters. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company.

Miscellaneous. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Complete Agreement. This letter, inclusive of Exhibit A and the PlIA, supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter may not be amended or modified except by an express written agreement signed by both you and a duly-authorized officer of the Company.

Employment Eligibility Verification. Pursuant to the immigration and Nationality Act, the Company is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we can only hire those individuals who are eligible to work in the United States. As a condition of employment, you will be required to provide documents verifying your identity and your eligibility to work in the United States, and to complete an Employment Eligibility Verification form I-9 within three (3) business days from your start date. This employment offer is also contingent upon your starting work with the Company on July 1, 2016 and the completion of an application for employment, satisfactory references and background checks.

To accept this offer, please sign in the space provided below and in the space set forth on Exhibit A and return the signed letter, Exhibit and PIIA to me by close of business on June 22, 2016.

We look forward to you joining the Company and hope that you find your employment with the Company enjoyable and professionally rewarding.

If you have any questions, please call me at 408-718-9027.

Very truly yours,
SI-BONE, Inc.

By:	/s/ Laura Francis
Laura Francis
Title:	CFO

I have read and accept this employment offer.

Anthony J. Recupero
Printed Name of Employee

/s/ Anthony J. Recupero
Signature of Employee

June 20, 2016
Date

Attachments:

Exhibit A

Proprietary Information and Inventions Agreement (PIIA)

Exhibit A

This exhibit contains terms and conditions pertaining to separation payments and benefits that SI-BONE, Inc. (“the Company”) is offering to you.

1.

Benefits upon Separation from Employment No Change in Control. In the event that the Company terminates your employment for any reason other than for Cause (as defined below), the Company will tender to you the following benefits (collectively, the ‘Severance Benefits”) within sixty (60) calendar days of the termination date:

a.	A lump-sum payment equal to three (3) months of your then-current base salary; and

b.	A lump-sum payment in the amount of $4,000.00

2.

Benefits upon Separation from Employment Prior to or Following a Change in Control. Notwithstanding the foregoing. in the event the Company terminates your employment for any reason other than Cause or if you resign your employment for Good Reason either three (3) months prior to or twelve (12) months following the consummation of a Change in Control, the Company will tender to you the following benefits (collectively, “the Change in Control Severance Benefits”) within sixty (60) calendar days of the termination date:

a.	A lump-sum equal to six (6) months of your then-current base salary;

b.	A lump-sum payment in the amount of $8,000.00;

c.	Accelerated vesting of any unvested Company stock options such that 100% of your unvested option shares shall vest as of your termination date; and

d.	A lump-sum equal to your target annual bonus, prorated for partial months of service prior to your separation date.

3.	Definitions. The following definitions apply to this Exhibit A:

a.

Change of Control: (i) the consummation of a merger or consolidation of the Company with or into another entity; or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a ‘Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

b.

Cause: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on your part with respect to your obligations or otherwise relating to Company business; (ii) your material breach of this agreement or the Company’s Proprietary Information and inventions Agreement; (iii) your conviction of, entry of or a plea of nolo contendere to fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) your willful neglect of duties as determined in the sole and exclusive discretion of the Company’s Chief Executive Officer or Board of Directors; (v) your failure to perform the essential functions of your position, with or without a reasonable accommodation, due to a mental or. physical disability; or (vi) your death.

c.

Good Reason: the occurrence of one or more of the following without your express written consent: (i) a reduction in your base salary by more than 10%; (ii) a material diminution of your authority, duties or responsibilities; or (iii) relocation of your principal workplace by more than thirty (30) miles. A condition shall not be considered “Good Reason” unless you give the Company written notice of such condition within ninety (90) days after such condition comes into existence and the Company fails to remedy such condition within thirty (30) days after receiving your written notice.

4.

Contingencies for Receipt of Separation Payment(s). Your receipt of the Severance Benefits or the Change in Control Severance Benefits will be contingent upon the following: (a) your return of all Company property in your possession; (b) if applicable, your resignation from your position as a member of the Company’s Board of Directors and the Board of Directors of any Company subsidiary; (c) your continued adherence to the terms and conditions of the Proprietary information and

Inventions Agreement between you and the Company, including without limitation the ongoing obligations following the termination of your employment set forth in that agreement; and (d) your execution and non-revocation of a standard form release of claims against the Company in a form proscribed by the Company.

5.	Tax Matters

a.	Withholding. All benefits referred to in this Exhibit will be subject to applicable tax withholding and deductions.

b.

IRC Section 280G Payments. In the event that the Severance Benefits and/or the Change in Control Severance Benefits constitute an “excess parachute payment” under the Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefits and/or Change in Control Severance Benefits shall be reduced to the maximum amount that does not trigger the excise tax provisions of the Code unless, in the Company’s determination, you would receive greater post-tax payments and benefits in the absence of such reduction.

c.

Section 409A. If the Company determines that you are a “specified employee” under Section 409(a)(2)(B)(i) of the Code as such definition shall apply as of your termination date, then, to the extent that any portion of the Severance Benefits and/or Change in Control Severance Benefits are subject to Section 409A of the Code, those payments shall be tendered to you (or your estate) on the first business day following the earlier of (i) six (6) months following your separation date; or (ii) the date of your death.

d.

No Tax Advice. Notwithstanding the foregoing, by your signature below you agree and acknowledge that the Company does not have a duty to tender to you tax advice and has no duty to design compensation policies to minimize your tax liabilities.

6.	At-Will Employment. Your employment with the Company remains at-will, which means that either you or the Company. may end your employment at any time, with or without reason, notice, or cause.

7.

Miscellaneous. This Exhibit A expressly supersedes and replaces any prior agreements, representations or understandings, written or oral or express or implied, between you and the Company as to the subject matter herein. This Exhibit A may only be modified or amended in a writing signed by both you and a duly-authorized Company officer or member of the Board of Directors. This Exhibit A will bind the heirs, personal representatives, successors and assigns of both you and the Company, and will inure to the benefit of both you and the Company, and your/its heirs, successors and assigns. if any provision of this Exhibit A is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this agreement and the provision in question will be modified to be rendered enforceable.

To signify your acceptance of these terms and conditions, please sign and return a copy of this Exhibit A to me on or before June 22, 2016.

Very truly yours,
SI-BONE, Inc.

By:	/s/ Laura Francis
Laura Francis
Title:	CFO

ACCEPTED AND AGREED TO:

/s/ Anthony J. Recupero
Anthony J. Recupero

Date Signed: June 20, 2016